Exhibit 10.23

ADDENDUM TO EMPLOYMENT AGREEMENT (PAYMENT PLAN)

This ADDENDUM TO EMPLOMENT AGREEMENT (PAYMENT PLAN) is made and entered into effective this 19th day of February 2021, by and between VITRO BIOPHARMA, INC., (“Employer” or the “Company”), KEITH BURGE (“Burge” or “Obligee”), and JACK ZAMORA (“Guarantor”).

This document is in reference to the Employment Agreement dated November 30, 2020 (“Employment Agreement”), between the parties named above and attached here as Exhibit A. This document is an Addendum to the Employment Agreement and only alters the Employment Agreement where specifically stated. These additions shall be as valid as if part of the original Employment Agreement. All other provisions of the Employment Agreement shall remain in full effect subject to the provisions hereof.

1. The Parties agree and hereby stipulate that they are entering into this Agreement to resolve a disputed claim.

2. The Company agrees to make the following payments to Burge (the “Termination Payments”) in full satisfaction of all obligations of the Company to Burge under the Employment Agreement or arising out of Burge’s employment with the Company:

a. The Company shall pay Burge the sum of $105,000 no later than February 22, 2021.

b. On or before March 1, 2021 and continuing thereafter on or before the first day of each succeeding month thereafter for a total of eleven consecutive months, the Company shall pay to Burge the sum of $28,636.00 per month, with the last payment due on or before January 1, 2022.

1.	Due Date: March 1, 2021 / Amount: $28,636.00
ii.	Due Date: April 1, 2021 / Amount: $28,636.00
iii.	Due Date: May 1, 2021 / Amount: $28,636.00
1v.	Due Date: June l, 2021 / Amount: $28,636.00
v.	Due Date: July 1, 2021 / Amount: $28,636.00
v1.	Due Date: August l, 2021 / Amount: $28,636.00
vii.	Due Date: September 1, 2021 / Amount: $28,636.00
viii.	Due Date: October 1, 2021 / Amount: $28,636.00
1x.	Due Date: November l, 2021 / Amount: $28,636.00
x.	Due Date: December 1, 2021 / Amount: $28,636.00
xi.	Due Date: January 1, 2022 / Amount: $28,636.00

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c. All payments owed to Burge pursuant to this agreement shall be paid via direct deposit to:

Account Name:Keith & Cindi Burge
Bank: [***]
Account# [***]
ABA # [***]

d. No later than February 22, 2021, the Company shall pay Burge’s legal expenses associated with this matter. Payment shall be made to [***], in the form of a check, the sum of $10,000.00. The check shall be mailed to:

[***]

e. If any of the above payments are not received within 10 days of the date due after five days’ written notice from Burge, a late fee of 15% of any outstanding installment shall be automatically imposed. The late fee shall accrue interest at the rate of 15% per annum until paid.

f. In the event of any dispute associated with this agreement or collection of any late or outstanding payments pursuant to this agreement, the prevailing party shall be entitled to an award of attorney fees, costs, and expenses against the Company.

3. Jack Zamora personally guarantees the Company’s agreement to make the payments provided for herein. In consideration of the employment contract between Burge and the Company, the undersigned Guarantor hereby unconditionally guarantees the payment of the above referenced sums.

Burge understands that Guarantor will be liable to Burge under this Guarantee only after the Company has failed to make a required payment. A lawsuit may be brought and maintained against the Guarantor by Burge to enforce any liability, obligation or duty guaranteed by this agreement without the necessity of joining the Company or any other person in the lawsuit.

  4. Effective the date above written, Burge hereby resigns his employment by the Company and resigns all positions with the Company, including, without limitation, his position as COO of the Company, such resignations to be effective immediately (the “Termination Date”). From and after the Termination Date, neither party shall represent to the public or to any third party whatsoever that Burge continues to have any association or affiliation with the Company or its affiliates.

5.       On the Termination Date, except for the provisions of the Employment Agreement that survive the termination of Burge’s employment, all other agreements, arrangements and understandings between the Company and Burge shall terminate and be null and void except as set forth herein. From and after the Termination Date, Burge shall perform no further services for the Company and the Company shall not be obligated to Burge in any manner whatsoever.

6. Within five (5) business days of the date of this Agreement, Burge shall return to the Company any and all items of personal property or equipment belonging to the Company that are in the possession, custody or control of Burge, including, without limitation, any and all documents, memoranda, agreements, contracts, reports and other information in whatsoever form, all hard copy and computer files and computer disks, any and all tools, furniture, computer hardware or software and any other personal property owned by the Company and in the possession, custody or control.

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7. For a period of one year following the Termination Date, Burge agrees that he will not, directly or indirectly as a partner, shareholder, officer, director, manager or member, engage in any activity that is competitive with the Company; and for a period of two years following the Termination Date, Burge agrees that he will not, directly or indirectly solicit or attempt to solicit the business of any client or customer of the Company.

8.       Burge is currently the Optionee under an Option Agreement dated December 9, 2019, attached as Exhibit B, exercisable to purchase up to 3.0 million shares of Company Common Stock at an exercise price of $0.16 per share (“2019 Options”) and another Option Agreement dated November 30, 2020 exercisable to purchase up to 1.0 million shares of Common Stock at an exercise price of $0.50 per share (“2020 Options”). Both the 2019 Options and 2020 Options are subject to vesting requirements dependent upon continuing service to the Company. The Company agrees that both the 2019 and 2020 Options shall continue their respective vesting schedules over the next 24 months following the Termination Date notwithstanding the termination of Burge’s employment. If at the conclusion of the 24 month period Burge has complied with his obligations under paragraph 7 of this Agreement, , then the Company agrees to waive all remaining vesting requirements and agrees that all the 2019 and 2020 Options shall be deemed fully vested. In the event Burge violates the provisions of paragraph 7 of this Agreement, all unvested 2019 or 2020 Options that are outstanding on the date Burge violates paragraph 7 of this Agreement shall be automatically terminated without notice and no longer exercisable.

9. Burge agrees that as of the Termination Date, and except for the Termination Payments,

(a) the Company has no obligation or liability to Burge for compensation, incentive compensation, bonus or other forms of remuneration.

(a) The parties stipulate and agree that as of the Termination Date, Burge had no accrued and unpaid hours of unused vacation or wellness leave. The parties agree that no vacation or wellness compensation shall accrue after the Termination Date.

(b) Following the Termination Date, the Company shall have no further liability to maintain coverage for Burge under the Company’s health insurance or dental plan; and Burge agrees to look exclusively to Burge’s rights under COBRA for continuing health insurance coverage.

(d) Following the Termination Date, the Company shall have no further liability or obligation to Burge to maintain Burge on the Company’s 401K or other pension or retirement plan, deferred compensation plan, auto allowance or to provide Burge with any other perquisite or benefit.

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(e) Following the Termination Date, Burge shall discontinue use of any and all Company credit cards or other charge or bank accounts on which he is authorized, it being understood that all such authorizations shall be deemed revoked as of the Termination Date.

10. ..In. consideration of the covenants from the Company to Burge set forth herein, Burge, for himself, his executors, administrators, successors and affiliates, both past and present, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and all of its present and former officers, directors, employees, agents, insurers, benefit plans (and related persons/entities), attorneys, parents, affiliates, subsidiaries, and representatives, (hereafter the “Released Parties”), from any and all charges, complaints, grievances, actions, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, claims and causes of action of whatever kind or nature, whether known or unknown, including claims brought under any federal, state or local statute, ordinance or under common law, including but not limited to, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA’’), the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Burge Retirement Income Security Act, the Colorado Anti-Discrimination Act and any other employment discrimination or civil rights law, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, claims for unlawful employment practices arising under any federal, state or local statute, ordinance or regulation; wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of covenant of good faith and fair dealing; breach of fiduciary duties; estoppel; defamation; infliction of emotion distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; and any all violations of any principal of common law or statute based upon acts or omissions prior to the date of the execution of this Agreement. Burge also releases all claims for compensation of any kind, rights to reinstatement, back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages, punitive damages, and all claims for attorneys fees, costs and interest recoverable as a result of claims released by this Agreement, including claims arising out of tort, contract, or quasi-contract, including claims based upon any of the Accruals, that Burge has or may claim to have against any of the Released Parties, arising at any time up to and including the date that Burge signs this Agreement.

11. In consideration of the covenants from the Burge to the Company set forth herein, the Company, for itself, its officers, directors, shareholders and agent, hereby releases, acquits and forever discharges Burge, his agents, representatives, heirs and assigns, from any claim, demand, obligations or liabilities, known or unknown, at law or in equity, including without limitation, claims arising out of tort, contract or quasi-contract, and including claims for attorney’s fees, arising from any acts or omissions prior to the execution of this Agreement. Notwithstanding the generality of the foregoing, Burge shall not be deemed released by virtue of this paragraph IO or any act or omission committed in the course and scope of his employment which (i) is unknown by the Company and (ii) involves an act of fraud upon the Company.

12. This Agreement and the rights, obligations, and liabilities under it are to be governed by, and are to be construed and interpreted in accordance with, the laws of the State of Colorado, Boulder County.

13. The Parties agree that exclusive jurisdiction for any legal action or proceeding arising out of or relating to this Agreement resides in Boulder County District Court, of the State of Colorado and the Parties further agree and expressly consent to the exercise of personal jurisdiction

In the State of Colorado in connection with any dispute or claim involving this Agreement.

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14. This Agreement and the liability and obligations of the Parties hereunder are binding upon the Parties and their heirs, executors, and assigns, and inure to the benefit of and are enforceable by t h e P a r t i e s and their successors, transferees, and assigns. None of the terms or provisions of this Agreement may be waived, altered, modified, or amended, except by an instrument in writing duly executed by the party to be charged by it. The obligations of the Parties shall remain effective and be enforceable regardless of any subsequent change in the form of business organization of the Company or any change in the composition, nature, personnel or location of the Company. The Parties agree that a facsimile copy of this Agreement shall be considered an original and shall be admissible in a court of law to the same extent as the original document

15. In the event of litigation between or among the signatories hereto to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of costs and reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed effective on the day and year first above written.

VITRO BIOPHARMA, INC.

By:	/s/ Jack Zamora		Keith Burge
	Jack Zamora CEO 2/19/21		/s/ Keith Burge
	Name and Title Date	Date:	2/19/21

Jack Zamora
/s/ Jack Zamora
Date 2/19/21

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